EXHIBIT 99.1

CALAMOS®
INVESTMENTS

2020 Calamos Court
Naperville, IL 60563
www.calamos.com

News Release

FOR IMMEDIATE RELEASE

Contact:

Jeff Kelley
Senior Vice President, Head of Marketing
+1 630 577 9687
media@calamos.com

Calamos Dynamic Convertible and Income Fund (NASDAQ: CCD) Announces Completion of Share Purchase Program

Naperville, IL, May 6, 2016 – Calamos Dynamic Convertible and Income Fund (NASDAQ: CCD) (the “Fund”) announced that the share purchase program described in the Fund’s press release dated May 15, 2015 (the “Program”) was completed in accordance with its terms. As previously disclosed, purchases of the Fund’s common shares under the Program were to be made on behalf of Calamos Advisors LLC, the Fund’s investment adviser, from July 7, 2015 and on each trading day through February 25, 2016, subject to specified disclosed price and volume limitations.

About Calamos
Calamos Investments is a diversified global investment firm offering innovative investment strategies including U.S. growth equity, global equity, convertible, multi-asset and alternatives. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds, an exchange traded fund and UCITS funds. Clients include major corporations, pension funds, endowments, foundations and individuals, as well as the financial advisors and consultants who serve them. Headquartered in the Chicago metropolitan area, the firm also has offices in London, New York and San Francisco. For more information, please visit www.calamos.com.

Source: Calamos Advisors LLC

*Calamos Investments LLC, referred to herein as Calamos Investments®, is a financial services company offering such services through its subsidiaries: Calamos Advisors LLC, Calamos Wealth Management LLC, Calamos Investments LLP and Calamos Financial Services LLC.

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